UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2018

HERITAGE COMMERCE CORP

(Exact name of registrant as specified in its charter)

California	000-23877	77-0469558
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Almaden Boulevard, San Jose, California	95113
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 947-6900

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

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☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

ITEM 8.01           OTHER EVENTS

Subsequent to issuing a press release announcing preliminary unaudited results for the fourth quarter and the year ended December 31, 2017, on January 25, 2018, and the filing of the press release with the Securities and Exchange Commission on Form 8-K on January 29, 2018, Heritage Commerce Corp, the holding company of Heritage Bank of Commerce (collectively referred to as the “Company”), based on recently received information from borrowers, determined that loans associated with a lending relationship should be moved to classified assets, increasing classified assets from $12.6 million to $25.1 million.  In addition, the Company determined that the change in risk rating on these loans required an increase of $202,000 to the allowance for loan losses which now equals $19.7 million at December 31, 2017, compared to $19.5 million as previously reported. Based on this information, and additional information and analysis performed by management, the risk grades for the loans associated with this relationship were downgraded and identified as classified loans.  As of December 31, 2017, the total outstanding balance of this lending relationship was $12.5 million.  In the normal course of the borrower’s cyclical operations, the outstanding balances associated with this relationship are expected to increase before decreasing through 2018.  Total loan commitments associated with this relationship are $22.4 million, and the total outstanding balance on March 1, 2018 was $17.8 million.

The Company’s provision for loan losses increased by $202,000 to a credit provision for loan losses of ($291,000) for the fourth quarter of 2017, compared to a credit provision for loan losses of ($493,000) as previously reported.  Income tax expense was reduced by $77,000 to $12.7 million for the fourth quarter of 2017, compared to $12.8 million as previously reported.  For the fourth quarter of 2017, net income was $1.3 million, or $0.03 per average diluted common share, compared to $1.4 million, or $0.04 per average diluted common share, as previously reported.

The Company’s provision for loan losses increased by $202,000 to $99,000 for the year ended December 31, 2017, compared to a credit provision for loan losses of ($103,000) as previously reported.  Income tax expense remained unchanged at $26.5 million for the year ended December 31, 2017.  For the year ended December 31, 2017, net income was $23.8 million, compared to $24.0 million as previously reported.  Earnings per average diluted common share remained unchanged at $0.62 for the year ended December 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 13, 2018

Heritage Commerce Corp

By:	/s/ Lawrence D. McGovern
Name: Lawrence D. McGovern
Executive Vice President and Chief Financial Officer